UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On January 12, 2024, Allen Hartman and the other members of the Hartman Group distributed the below email to stockholders of Silver Star Properties REIT, Inc. (“Silver Star”) regarding Silver Star’s ongoing Consent Solicitation and the Hartman Group’s opposing Consent Revocation Statement:

Dear shareholders,

I greatly appreciate your investment over the years. I also am frustrated at what has happened in the last 15 months with the current rogue Board of Directors of Silver Star Properties REIT, Inc (the “Company”). We believe that liquidation of the Company is not only required by the Company’s charter but a much better path than the current Directors’ plan of pivoting to a self-storage strategy, as a liquidation would give your money back to you so that you can invest in wherever you want.

I have advocated for a shareholder meeting so that we can all vote on this together. Together with my affiliates, I own approximately 15% of the Company and, as the Company’s largest shareholder, am completely aligned with you. Two of the three board members own no stock and only take money from you, the shareholders.

I want to propose a new board of directors, which you would be able to vote on at an annual shareholder meeting and which would be charged with liquidating the Company in the near term. Our objective is, if in control of the Company, for the Compan to sell properties, pay down debt, and return your hard-earned capital to you in a timely manner.

In August 2022, I wrote a letter to the Directors advocating for liquidation. Attached to the letter were Broker Opinions of Value for 30 properties. Based upon these BOVs and adding the NAV for the remaining 14 properties, the overall value of the portfolio at that time was approximately $675 million, or $9.69 per share. Nothing has changed in the last 16 months, except that interest rates have gone up and occupancy has declined. This is why I believe a conservative estimate for the Company currently is now $8.00 or more. It is expected that the properties would be sold over a 2-year period, and you would get your money back incrementally over 2 years.

If you invested in program XVI, XVII, XVIII, or XIX, I believe it is likely that you would get all your money back, plus a profit. If you are an investor in XX, I believe that you would get about 80-85% of your capital back.

We believe that now is the time to push for liquidation, before any more value is lost.

I am attaching an excerpt of the letter that I wrote to the Directors on August 30, 2022.

Please revoke your vote in Silver Star’s consent solicitation now by calling (877) 972-0090 or visiting https://www.iproxydirect.com/HARTMAN

God Bless you all.

Al Hartman

Additional Information

On January 9, 2024, the persons identified on the cover page hereto (collectively, the “Hartman Group”) filed a Definitive Consent Revocation Statement on Schedule 14A (the “Definitive Consent Revocation Statement”), together with a BLUE consent revocation card, with the SEC in connection with the consent solicitation initiated by Silver Star Properties REIT, Inc. (the “Consent Solicitation”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Definitive Consent Revocation Statement, and any amendments or supplements thereto, and any other documents (including the BLUE consent revocation card) at the SEC’s website (http://www.sec.gov). PLEASE DO NOT MAKE ANY DECISION REGARDING SILVER STAR’S CONSENT SOLICITATION UNTIL YOU RECEIVE OUR MATERIALS.

Certain Information Regarding Participants

The respective members of the Hartman Group may be deemed to be participants in the solicitation of consent revocation cards from stockholders in connection with the Consent Solicitation. Additional information regarding the identity of these participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Definitive Consent Revocation Statement and any other materials to be filed with the SEC in connection with the Consent Solicitation.

August 30, 2022

Dear Hartman XX Board of Directors,

Thank you very much for taking the initiative to engage Raymond James and provide their report. I appreciate the opportunity to work through all reasonable alternatives.

ALTERNATIVES- NEAR TERM

SELLING ASSETS AND PROPERTY VALUATIONS

Regarding the near term alternative from Raymond James to refinance with flexible, short-term debt, with sizing to match the SASB loan and to fund near term capital needs; Hartman believes that it is a preferable strategy to reduce the debt by selling assets and thereby more easily refinance at a lower loan to value before the SASB comes due in 13 months. Reducing the debt and interest cost is our greatest near term challenge.

In July of 2022, Hartman engaged 17 different brokerage teams to evaluate thirty of the Company’s properties for potential disposition. For each property we received multiple broker price opinions. Using the proposed highest opinions, we would have a positive impact on the company if we were to sell assets. We looked at a list of top ten, fifteen, and twenty, that were ranked by Premium/Discount to NAV. The goal of disposition would be to de-lever and reduce interest expense, as well as reduce ongoing capex/leasing commission expenses and ultimately G&A as well. After selling these assets we show that our bottom line goes up significantly. The cost of ongoing leasing and capex, coupled with raising interest rates on our debt is outpacing NOI growth. By selling the top ranked properties with minimum discount to NAV we are able to lower our expenses significantly and can facilitate a healthier FFO. Hartman believes this is a superior solution to fund near term capital needs and reduce the debt exposure that we will have when the SASB expires in 13 months.

Hartman chose 30 of the 44 Company properties to obtain multiple broker price opinions based on a ranking of the most capital intensive to operate compared to the properties NOI. For the broker price opinions, the highest combination provides $340 Million for the 30 properties. The average Discount to NAV for the 30 broker price opinions was -12%. However, if we sold the top ten it would be a average premium of NAV of 12%; if we sold the top 15 it would be an average premium of NAV of 3.4%; and if we sold the top 20 it would be a discount of 2.6%. The other Hartman properties that were not sent for opinions are some of the best properties such as Three Forest Plaza. Hartman believes that if the remaining 14 assets were to go out to market, Hartman would be able to achieve a sales price close to NAV. Full value including the broker price opinions and adding the NAV for remaining properties is $675M which is a -7.5% discount to NAV as seen by the attached valuation spreadsheet.

We compared the broker price opinions with the valuations Raymond James provided. We also looked at PWC and CoStar market reports to compare with the Greenstreet cap. The CoStar Submarket report tracks the submarket sales and their cap rates. The most recent PWC report is the basis of how we came up to our NAVs. In the PWC report, they provide a range of cap rates and discount rates for different markets and property types. For the Company’s NAVs we used ARGUS Enterprise to create a Discounted Cash Flow model that we use routinely to model our existing properties as well as potential acquisitions. Once the properties cash flows are forecasted, we used the PWC report to determine the appropriate exit cap rate for each property as well as the discount rate on the income stream. We believe that this methodology is consistent to an appraisal methodology and is the correct way to analyze our properties.

We noticed that the Raymond James valuation were based on 2022 NOI and used a stabilized submarket cap rate. We argue that when determining the value of a property, as we do for an acquisition, or as an appraiser would look at the value of a property, the stabilized NOI with a stabilized cap rate should be used. We have provided a table with a comparison of what Raymond James provided on page 23.

Sincerely,

Very truly yours,

Al Hartman

CEO

Hartman Income REIT Management, Inc.

2909 Hillcroft Suite 420, Houston, TX 77057 | 800.880.2212 | www.hi-reit.com